UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    November 18, 2011

FRIENDFINDER NETWORKS INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

001-34622	13-3750988
(Commission File Number)	(IRS Employer Identification No.)

6800 Broken Sound Parkway, Suite 200, Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

561-912-7000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On November 18, 2011, FriendFinder Networks Inc., a Nevada corporation (“FFN”), Various, Inc., a California corporation (“Various”) and wholly-owned subsidiary of FFN (FFN and Various collectively defined herein as the “Company”) and Ezra Shashoua, the Chief Financial Officer of the Company, entered into a new employment agreement (the "Agreement").  The Agreement provides for a three-year term of employment commencing on November 18, 2011.  Pursuant to the Agreement, Mr. Shashoua will continue to receive his current annual base salary of $480,000, which may be increased in the Company's discretion.  Mr. Shashoua will be eligible to receive a discretionary annual bonus upon achievement of specific goals and objectives agreed to with the Company's executive management.  Mr. Shashoua will also be eligible for and may participate in any of the Company's existing or future benefits and perquisites available to employees and to executive officers.  Mr. Shashoua will also be eligible to receive grants under the Company’s equity compensation plans from time to time commensurate with Mr. Shashoua's status as a senior executive of the Company. Additionally, Mr. Shashoua is subject to certain restrictive covenants, including confidentiality, non-solicitation and non-competition covenants.

In the event Mr. Shashoua is terminated by the Company for "Cause" (as defined in the Agreement), due to the expiration of the term or as a result of his death, Mr. Shashoua shall be entitled to (i) his then current base salary earned but unpaid through the termination date; (ii) any unpaid bonus that is earned and accrued for any completed fiscal year; and (iii) any benefits or payments he is entitled to under any plan, program, agreement, or policy (collectively, the “Accrued Amounts”).  In the event Mr. Shashoua terminates his employment without "Good Reason" (as defined in the Agreement), Mr. Shashoua shall be entitled to the Accrued Amounts, and he shall also be entitled to receive his then current base salary for an additional one (1) year period and COBRA coverage if he complies with certain requirements, including that he does not accept employment with or provide consulting services to a competing company for a one (1) year period following his termination.  In the event Mr. Shashoua's employment is terminated as a result of a "Change in Control" (as defined in the Agreement), without Cause, or by Mr. Shashoua for Good Reason during the term, Mr. Shashoua shall be entitled to the Accrued Amounts and, subject to Mr. Shashoua's execution of a release, Mr. Shashoua shall be entitled to receive additional severance benefits described below.

These additional severance benefits consist of: (i) a one-time lump sum payment of his then current base salary owed for the remainder of the term, except that in certain Change in Control circumstances the payment amount shall cover two (2) years of his then current base salary and in certain terminations without Cause or for Good Reason by Mr. Shashoua, the payment amount shall cover one (1) year of his then current base salary; (ii) a one-time lump sum payment of one hundred percent (100%) of the bonus opportunity actually earned for the year prior to the termination year, if any; (iii) the same level of health coverage and benefits in effect immediately preceding the termination date, provided Mr. Shashoua meets certain requirements; and (iv) the acceleration of the vesting of certain of his stock and/or options to the termination date.  Although Mr. Shashoua is not entitled to these severance benefits in the event that Mr. Shashoua's employment is terminated by the Company for Cause or due to Mr. Shashoua's death, the Company, in its sole and absolute discretion, may choose to pay Mr. Shashoua an amount equal to the sum of the base salary and bonus payments referred to in (i) and (ii) above in the preceding sentence.

A copy of the Agreement between the Company and Mr. Shashoua is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.                 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No. 10.1	Description Employment Agreement, dated as of November 18, 2011, between FriendFinder Networks Inc., Various, Inc. and Ezra Shashoua.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
FRIENDFINDER NETWORKS INC.

November 22, 2011	By:	/s/ Marc H. Bell
Marc H. Bell Chief Executive Officer, President and Director (Principal Executive Officer)

Exhibit Index

Exhibit No. 10.1	Description Employment Agreement, dated as of November 18, 2011, between FriendFinder Networks Inc., Various, Inc. and Ezra Shashoua.